Exhibit 10.1

ADDENDUM

This Addendum (this “Addendum”) is entered into as of June 1, 2018 (the “Effective Date”), by and among Heritage Global Inc. a Florida corporation (“Heritage Global”), National Loan Exchange, Inc., an Illinois corporation (“NLEX”), Dave Ludwig (“President”), and Tom Ludwig (“General Counsel”, and together with President, “Executives”).

NLEX and each Executive is party to an Employment Agreement dated May 31, 2014 (the “Employment Agreements”), and the parties desire to extend the Employment Period (as defined in the Employment Agreements).

NLEX is a wholly owned subsidiary of Heritage Global.

NLEX and Heritage Global desire Executives to establish and administer an employee incentive program, under which certain employees of NLEX (including Executives) may have an opportunity to receive incentive compensation and options to purchase shares of Heritage Global common stock, based on the achievement of certain performance benchmarks.

Intending to be legally bound, the parties agree as follows:

1.Extension of Employment Period. The Employment Period of each Executive is hereby extended through May 31, 2023. All provisions of the Employment Agreements related to bonus compensation or option grants are deemed deleted from the Employment Agreements and are superseded by this Addendum.

2.Incentive Plan Administration. Executives shall establish performance goals and criteria to be satisfied by NLEX employees who may be entitled to receive the incentives established by this Addendum, and shall administer the incentive program established by this Addendum to incentivize NLEX employees to exercise the highest degree of effort, skill and care in assisting NLEX to achieve performance benchmarks established by the Executives in consultion with each employee and approved by the board of directors of Heritage Global (the “Board”) from time to time.

3.NLEX Incentive Compensation Payments.

(a)NOI Incentive. Subject to the terms of this Addendum, for eachcalendar year, NLEX shall allocate thirty percent (30%) of its Net Operating Income (defined below) in the aggregate to a “Sales and Marketing Pool” and an “Operations Pool”, in the proportions specified in Exhibit A hereto. In accordance with Section 2, each year in advance (or before the end of the calendar year for 2018): (i) President shall recommend to the Board the NLEX employees (including President) to be entitled to receive a portion of the Sales and Marketing Pool, and the portion to be received, and (ii) General Counsel shall recommend to the Board the NLEX employees (including General Counsel) to be entitled to receive a portion of the Operations Pool, and the portion to be received. For purposes of this Addendum, “Net Operating Income” means the sum of: (i) the gross revenues actually received by NLEX in connection with the operation of its business during the applicable 12 month period (excluding any revenues included in the calculation of Principal Net Operating Income (defined below)), minus (ii) all NLEX expenses and losses for the same 12 month period, minus (iii) up to $1,000,000 of Heritage Global Public company expenses attributable to the business of NLEX.

(b)Principal NOI Incentive. Subject to the terms of this Addendum, for each calendar year, NLEX shall allocate twenty percent (20%) of its Principal Net Operating Income (defined below) in the aggregate to a “Principal Sales and Marketing Pool” and a “Principal Operations Pool”, in the proportions specified in Exhibit B hereto. In accordance with Section 2, each year in advance: (i) President shall recommend to the Board the NLEX employees (including President) to be entitled to receive a portion of the Principal Sales and Marketing Pool, and the portion to be received, and (ii) General Counsel shall recommend to the Board the NLEX employees (including General Counsel) to be entitled to receive a portion of the Principal Operations Pool, and the portion to be received. For purposes of this Addendum, “Principal Net Operating Income” means the sum of: (i) the gross revenues actually received by NLEX in connection with its Principal Transactions (defined below) during the applicable 12 month period, minus (ii) all NLEX expenses and losses in connection with its Principal Transactions for the same 12 month period, minus (iii) up to $1,000,000 of Heritage Global operating and overhead expenses attributable to the Principal Transactions of NLEX. For purposes of this Addendum, “Principal Transaction” means each transaction undertaken by NLEX in which it makes a direct or indirect investment of capital [that is at risk], and not a transaction in which NLEX acts exclusively as a broker for the account of an NLEX customer.

(c)Terms Applicable to Incentives.

(i)Each recommendation by Executives under Sections 3(a) and (b) shall be subject to the review and approval of the Board, and no such amounts shall be allocated or paid without prior approval of the Board.

(ii)Heritage Global shall determine Net Operating Income and Principal Net Operating Income within thirty (30) days following its receipt of annual audit report from its independent auditors for each calendar year that includes any part of the applicable calendar year.

(iii)NLEX shall pay the amounts determined in accordance with Sections 3(a) and (b) promptly following written notice from Heritage Global of its determination of Net Operating Income and Principal Net Operating Income for the applicable Contract Year.

(iv)For clarity, NLEX revenues shall be counted only once in determining Net Operating Income and Principal Net Operating Income, and no NLEX revenues shall be attributed to both Net Operating Income and Principal Net Operating Income.

(v)Any payment due to either Executive under or in accordance with this Addendum shall be payable only if such Executive is employed by NLEX at the time such payment becomes due, unless Heritage terminates the Executive without Cause.

(vi)The Net Operating Income and Principal Net Operating Income shall be prorated for years 2018 and 2023 to include only those months included after the Effective Date through the Termination Date.

4.Heritage Global Common Stock and Options.

(a)Common Stock. Subject to the terms of this Addendum, promptly following the Effective Date, Heritage Global will issue to President 300,000 shares of restricted Heritage Global common stock, and will issue to General Counsel 300,000 shares of restricted Heritage Global common stock, in each case in accordance with the terms and conditions of the Restricted Stock Agreement attached as Exhibit C hereto.

(b)Initial Options. Subject to the terms of this Addendum, Heritage Global shall issue to certain NLEX employees (excluding Executives) stock options to purchase an aggregate 300,000 shares of Heritage Global common stock under the Heritage Global 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) and/or the Heritage Global 2016 Stock Option Plan (the “2016 Plan”), as determined by the Board. Promptly following the Effective Date and in accordance with Section 2, Executives shall recommend to the Board the NLEX employees (excluding Executives) to be entitled to a stock option under this Section 4(b), and the number of shares of Heritage Global common stock to be subject to each such option. Subject to approval of such recommendations by the Board, NLEX shall pay a one-time bonus to each recipient of such options in an amount equal to the aggregate exercise price of such recipient's option.

(c)Future Options. Subject to the terms of this Addendum, Heritage Global shall issue to certain NLEX employees (including Executives) stock options to purchase an aggregate 600,000 shares of Heritage Global common stock, by issuing options to acquire 200,000 of such shares on each of the first three anniversaries of the Effective Date. Such options shall be issued under the 2010 Plan, and/or the 2016 Plan, and in the case of options issued to Executives, outside either such plan, as determined by the Board. Not later than sixty (60) days prior to each of the first three (3) anniversaries of the Effective Date and in accordance with Section 2, Executives shall recommend to the Board the NLEX employees (including Executives) to be entitled to a stock option under this Section 4(c), and the number of shares of Heritage Global common stock to be subject to each such option.

(d)Terms Applicable to Common Stock and Options.

(i)Each recommendation by Executives under Sections 4(b) and (c) shall be subject to the review and approval of the Board, and no options shall be issued or bonus payments made without prior approval of the Board.

(ii)Each stock option issued in accordance with this Addendum shall be: (x) issued under the 2010 Plan, the 2016 Plan, or outside either plan, as determined by the Board in accordance with this Addendum, (y) subject to the terms of the 2010 Plan or the 2016 Plan, as determined by the Board, and (z) issued on such terms and conditions and in a form approved by the Board.

(iii)Each stock option issued in accordance with this Addendum shall vest 25% on each of the first four (4) anniversaries of the date of grant, and shall have a per share exercise price equal to the fair market value of a share of Heritage Global common stock as of the date of grant, determined by the Board in accordance with the 2010 Plan or 2016 Plan (including with respect to the options to be issued to Executives outside the option plans).

(iv)Heritage Global’s obligations under Section 4 are subject to the availability of shares of common stock reserved for issuance under the 2010 Plan and 2016 Plan, and its ability to comply with applicable securities and other laws and the requirements of each securities exchange on which any of its securities are traded.

5.Miscellaneous.

(a)This Addendum embodies the complete agreement and understanding among the parties, with respect to the incentive programs described herein, and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Except as modified by this Addendum, the Employment Agreements continue in full force and effect.

(b)All payments and incentives to be made, granted or issued under or in connection with this Addendum, and the form and terms and conditions thereof, are subject to the final approval of the Board in its discretion, and none shall be made, granted or issued without the express prior approval of the Board.

(c)This Addendum is for the sole benefit of Executives, Heritage Global, and NLEX, and their respective successors and permitted assigns. Nothing in this Addendum, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Addendum.

(d)This Addendum may be executed in separate counterparts (and the same may be delivered by means of facsimile or PDF file), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[The next page is the signature page]

The parties hereby execute this Addendum as of the Effective Date.

HERITAGE GLOBAL, INC.

By:	/s/ Allan Silber
Name:	Allan Silber
Title:	Chairman

NATIONAL LOAN EXCHANGE, INC.

By:	/s/ Tom Ludwig
Name:	Tom Ludwig
Title:	General Counsel and Executive Vice President

EXECUTIVES:

/s/ Dave Ludwig
Dave Ludwig

/s/ Tom Ludwig
Tom Ludwig

EXHIBIT A

Net Operating Income Allocation by Pool

Year	Sales and Marketing Pool	Operations Pool
Year 1(June 1, 2018- May 31, 2019)	60% [18% of NOI]	40% [12% of NOI]
Year 2 (June 1, 2019-May 31, 2020)	57% [17.1% of NOI]	43% [12.9% of NOI]
Year 3 (June 1, 2020-May 31, 2021)	53% [15.9% of NOI]	47% [14.1% of NOI]
Year 4 (June 1, 2021-May 31, 2022)	50% [15% of NOI]	50% [15% of NOI]
Year 5 (June 1, 2022- May 31, 2023)	47% [14.1% of NOI]	53% [15.9% of NOI]

EXHIBIT B

Principal Net Operating Income Allocation by Pool

Year	Sales and Marketing Pool	Operations Pool
Year 1(June 1, 2018-May 31, 2019)	60% [12% of NOI]	40% [8% of NOI]
Year 2 (June 1, 2019-May 31, 2020)	57% [11.4% of NOI]	43% [8.6% of NOI]
Year 3 (June 1, 2020-May 31, 2021)	53% [10.6% of NOI]	47% [9.4% of NOI]
Year 4 (June 1, 2021-May 31, 2022)	50% [10% of NOI]	50% [10% of NOI]
Year 5 (June 1, 2022- May 31, 2023)	47% [9.4% of NOI]	53% [10.6% of NOI]

EXHIBIT C

Restricted Stock Agreement

See attached.